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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           SILICON LABORATORIES, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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                            SILICON LABORATORIES INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 26, 2001

TO THE STOCKHOLDERS OF SILICON LABORATORIES INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Silicon Laboratories Inc., a Delaware corporation, will be held on April 26, 2001, at 10:00 a.m. Central Daylight Saving Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, for the following purposes, as more fully described in the Proxy Statement accompanying this
Notice:

1. To elect two Class I directors, two Class II directors and two Class III directors to serve until our 2002, 2003 and 2004 annual meetings of stockholders, respectively, or until their successors are duly elected and qualified;

2. To approve an amendment to our 2000 Stock Incentive Plan (the 2000 Plan") to increase the number of shares of common stock authorized for issuance under the 2000 Plan by 1,500,000 shares and to increase the amount by which the share reserve under the 2000 Plan will increase on the first trading day of each calendar year, beginning with calendar year 2002, from two percent (2%) of the shares of common stock outstanding on the last trading day of the immediately preceding calendar year (subject to a maximum annual increase of 1,000,000 shares) to five percent (5%) of such outstanding shares (subject to a maximum annual increase of 3,000,000 shares).

3. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 29, 2001; and

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Only stockholders of record at the close of business on February 26, 2001 are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

         All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.


                                   Sincerely,

                                   /s/ Navdeep S. Sooch

                                   Navdeep S. Sooch
                                   CHIEF EXECUTIVE OFFICER AND
                                   CHAIRMAN OF THE BOARD
Austin, Texas
March 21, 2001

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

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                            SILICON LABORATORIES INC.
                                4635 BOSTON LANE
                               AUSTIN, TEXAS 78735

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 26, 2001

GENERAL

         The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 26, 2001. The Annual Meeting will be held at 10:00 a.m. at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739. These proxy solicitation materials were mailed on or about March 21, 2001, to all stockholders entitled to vote at the Annual Meeting.

VOTING

         The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On February 26, 2001, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 48,348,688 shares of our common stock outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 26, 2001. Stockholders may not cumulate votes in the election of directors.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

PROXIES

         If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the directors proposed by the Board of Directors unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of Proposals Two and Three described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with our Chief Financial Officer at our principal executive offices at 4635 Boston Lane, Austin, Texas 78735, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

         We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

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DEADLINE FOR RECEIPT OF FUTURE STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2002 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting, must be received by us at our principal executive offices in Austin, Texas, addressed to our Chief Financial Officer, not later than November 21, 2001, the date which is 120 days prior to March 21, 2002. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, persons acting as proxies shall have discretionary authority to vote against any proposal presented at our 2002 annual meeting of stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our bylaws.


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                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                       PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

         Our certificate of incorporation provides that at our first annual meeting of stockholders following the closing of our initial public offering, our board of directors will be divided into three classes, as nearly equal in size as is practicable, as follows:

         o Class I, whose term will expire at our annual meeting to be held in 2002;

         o Class II, whose term will expire at our annual meeting to be held in 2003; and

         o Class III, whose term will expire at our annual meeting to be held in 2004.

         Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director's term is subject to the election and qualification of his successor, or his earlier death, resignation or removal.

         Because this is our first annual meeting of stockholders following our initial public offering, the stockholders will be electing two Class I directors, two Class II directors, and two Class III directors. The nominees listed below are our current directors.

         Each nominee for election has agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by our present Board of Directors to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

NOMINEES FOR CLASS I DIRECTORS

Navdeep S. Sooch ......... co-founded Silicon Laboratories in August 1996 and has served as our Chief Executive Officer and Chairman of the Board since our inception. From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs, a communications company. Mr. Sooch holds a B.S. in electrical engineering from the University of Michigan and a M.S. in electrical engineering from Stanford University.

William P. Wood .......... has served as a director of Silicon Laboratories since March 1997. Since 1984, Mr. Wood has been a general partner, and for certain funds created since 1996, a special limited partner, of various funds associated with Austin Ventures, a venture capital firm located in Austin, Texas. Since 1996, Mr. Wood has also served as the sole general partner of Silverton Partners, an investment partnership located in Austin, Texas. Mr. Wood serves on the Board of Directors of Crossroads Systems, a provider of storage routers for storage area networks, and several private companies. Mr. Wood holds a B.A. in history from Brown University and a M.B.A. from Harvard University.

NOMINEES FOR CLASS II DIRECTORS

David R. Welland ......... co-founded Silicon Laboratories in August 1996 and has served as our Vice President of Technology and as a director since our inception. From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, including Senior Design Engineer. Mr. Welland holds a B.S. in electrical engineering from the Massachusetts Institute of Technology.

H. Berry Cash ............ has served as a director of Silicon Laboratories since June 1997. Mr. Cash has served as general partner of InterWest Partners, a venture capital firm, since 1986. Mr. Cash currently serves on the Board of Directors of the following public companies:

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                           Microtune, a designer and manufacturer of RF silicon
                           and systems "gateway" solutions for the broadband communications and consumers electronics markets; i2 Technologies, a provider of intelligent e-business and marketplace solutions; AMX Corporation, a manufacturer of remote control systems; Ciena Corporation, a designer and manufacturer of dense wavelength division multiplexing systems for fiber optic networks; Airspan, a provider of broadband fixed wireless access communication systems; and Liberte Investors Inc., an investment company. In addition, Mr. Cash is a director of several privately held companies. Mr. Cash holds a B.S. in electrical engineering from Texas A&M University and a M.B.A. from Western Michigan University.

NOMINEES FOR CLASS III DIRECTORS

Jeffrey W. Scott ......... co-founded Silicon Laboratories in August 1996 and has served as our Vice President of Engineering and as a director since our inception. From October 1989 until founding Silicon Laboratories, Mr. Scott held various positions at Crystal Semiconductor/Cirrus Logic, including Vice President of Engineering (Computer Products), Design Manager and Design Engineer. From 1985 until 1989, Mr. Scott served as a Design Engineer with AT&T Bell Labs. Mr. Scott holds a B.S. in electrical engineering from Lehigh University and a M.S. in electrical engineering from the Massachusetts Institute of Technology.

William G. Bock .......... has served as a director of Silicon Laboratories since March 2000. Since February 1997, Mr. Bock has served as the President and Chief Executive Officer of Dazel Corporation, a developer of information delivery software solutions. Dazel became a wholly-owned subsidiary of the Hewlett-Packard Company in June 1999. From October 1994 to February 1997, Mr. Bock served as Chief Operating Officer of Tivoli Systems, a client server software company. Tivoli became a wholly-owned subsidiary of IBM in March 1996. Mr. Bock serves on the Board of Directors of all.com, a privately held company. Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University.

BOARD COMMITTEES AND MEETINGS

         During fiscal 2000, our Board of Directors held eight meetings and acted by unanimous written consent five times. The Board of Directors has an Audit Committee, a Compensation Committee and a Special Stock Option Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during fiscal 2000.

         AUDIT COMMITTEE. The Audit Committee reports to the Board of Directors with regard to the selection of our independent auditors, the scope of the annual audits, the fees to be paid to the independent auditors, the performance of our independent auditors, compliance with our accounting and financial policies, and management's procedures and policies relative to the adequacy of our internal accounting controls. The members of the Audit Committee are Messrs. Wood, Cash and Bock. The audit committee held two meetings during fiscal 2000.

         Our Board of Directors adopted and approved a charter for the Audit Committee in January, 2000, a copy of which is attached hereto as Appendix A. The Board of Directors has determined that all members of the Audit Committee are independent" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

         COMPENSATION COMMITTEE. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and other employees. In addition, the Compensation Committee has authority to administer our stock option and stock purchase plans. The members of the Compensation Committee are Messrs. Wood, Cash and Bock. The Compensation Committee held one meeting and acted twice by unanimous written consent during fiscal 2000.

         SPECIAL STOCK OPTION COMMITTEE. The Special Stock Option Committee, which is composed of Navdeep S. Sooch, approves grants of options from our 2000 Stock Incentive Plan to non-executive officers and employees. The Special Stock Option Committee acted five times by written consent during fiscal 2000.

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DIRECTOR COMPENSATION AND INDEMNIFICATION ARRANGEMENTS

         Non-employee directors receive option grants at periodic intervals under the automatic option grant program of our 2000 Stock Incentive Plan, and non-employee directors are also eligible to receive option grants under the discretionary option grant program of that plan. We reimburse directors for all reasonable out-of-pocket expenses incurred in attending board and committee meetings. No directors' fees were paid during fiscal 2000.

         Our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties. Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with all of our directors and have purchased directors' and officers' liability insurance.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

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      PROPOSAL TWO: APPROVAL OF AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN

         Our stockholders are being asked to approve an amendment to our 2000 Stock Incentive Plan (the 2000 Plan") that will:

         (i) increase the maximum number of shares of common stock authorized for issuance over the term of the 2000 Plan by an additional 1,500,000 shares; and

         (ii) increase the amount by which the share reserve under the 2000 Plan will increase on the first trading day of each calendar year, beginning with calendar year 2002, from two percent (2%) of the shares of common stock outstanding on the last trading day of the immediately preceding calendar year (subject to a maximum annual increase of 1,000,000 shares) to five percent (5%) of such outstanding shares (subject to a maximum annual increase of 3,000,000 shares).

         The Board of Directors adopted this amendment on March 8, 2001, subject to stockholder approval at this Annual Meeting.

         The Board of Directors believes the amendment is necessary to assure that a sufficient reserve of common stock remains available for issuance under the 2000 Plan in order to allow us to continue to utilize equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

         The following is a summary of the principal features of the 2000 Plan, including the amendments which will become effective upon stockholder approval of this Proposal Two. However, the summary does not purport to be a complete description of all the provisions of the 2000 Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to our Chief Financial Officer at our principal executive offices in Austin, Texas.

EQUITY INCENTIVE PROGRAMS

         The 2000 Plan consists of four separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Salary Investment Option Grant Program, (iii) the Stock Issuance Program, and (iv) the Automatic Option Grant Program for non-employee board members. The principal features of each program are described below. The Compensation Committee of the Board of Directors has been delegated exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to the our executive officers and non-employee board members and also has the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, in September 2000, the Board of Directors appointed a secondary committee of one board member to have separate but concurrent authority with the Compensation Committee to make option grants and stock issuances under those two programs to individuals other than our executive officers and non-employee board members. The Compensation Committee has complete discretion to determine the calendar year or years in which the Salary Investment Option Grant Program will be in effect and to select the individuals who are to participate in the Salary Investment Option Grant Program. All grants made to the participants in the Salary Investment Option Grant Program are governed by the express terms of that program. Neither the Compensation Committee nor any secondary committee exercises any administrative discretion under the Automatic Option Grant Program. All grants under that program are made in strict compliance with the express provisions of such program.

         The term Plan Administrator, as used in this summary, will mean the Compensation Committee and any secondary committee to the extent each such entity is acting within the scope of its administrative jurisdiction under the 2000 Plan.

SHARE RESERVE

         7,851,847 shares of our common stock have been reserved for issuance over the term of the 2000 Plan. Such share reserve consists of (i) 5,389,498 shares initially reserved for issuance pursuant to the 2000 Plan, (ii) the additional 962,349 shares added to the reserve on January 2, 2001 pursuant to the automatic share increase provision of the 2000 Plan plus (iii) the additional increase of 1,500,000 shares proposed for stockholder approval pursuant to this Proposal Two. In addition, on the first trading day of each calendar year during the term of the 2000 Plan,

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beginning with the calendar year 2002, the number of shares of common stock available for issuance under the 2000 Plan will automatically increase by an amount equal to five percent (5%) of the shares of our common stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 3,000,000 shares and subject to approval of this proposal.

         As of January 31, 2001, 3,945,541 shares of common stock were subject to outstanding options under the 2000 Plan, 593,021 shares of common stock were issued and outstanding under the 2000 Plan, and 3,313,285 shares of common stock remained available for future issuance, assuming stockholder approval of this Proposal.

         No participant in the 2000 Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,000,000 shares of common stock in the aggregate per calendar year. Stockholder approval of this Proposal will also constitute a re-approval of the 1,000,000-share limitation for purposes of Internal Revenue Code Section 162(m).

         The shares of common stock issuable under the 2000 Plan may be drawn from shares of our authorized but un-issued shares of such common stock or from shares of such common stock reacquired by us, including shares repurchased on the open market.

         In the event any change is made to the outstanding shares of common stock by reason of any re-capitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and per participant) under the 2000 Plan and the securities and the exercise price per share in effect under each outstanding option.

ELIGIBILITY

         Officers and employees, non-employee board members and independent consultants in the service of us or our parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Executive officers and other highly paid employees are also eligible to participate in the Salary Investment Option Grant Program. Participation in the Automatic Option Grant Program is limited to non-employee members of the board.

         As of January 31, 2001, nine executive officers, three non-employee board members and approximately 242 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The nine executive officers and other highly paid employees were also eligible to participate in the Salary Investment Option Grant Program, and the three non-employee board members were also eligible to participate in the Automatic Option Grant Program.

VALUATION

         The fair market value per share of our common stock on any relevant date under the 2000 Plan will be the closing selling price per share on that date on the NASDAQ National Market. On December 29, 2000, the fair market value per share determined on such basis was $14.38.

DISCRETIONARY OPTION GRANT PROGRAM

         The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

         Each granted option will have an exercise price per share equal to the fair market value of the shares on the grant date unless otherwise determined by the Plan Administrator. No granted option will have a term in excess of ten years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares; the shares acquired under those options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

         Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion

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to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

         The Plan Administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program, which provide the holders with the right to surrender their options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of common stock.

         The Plan Administrator also has the authority to effect the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution therefor, new options covering the same or a different number of shares of common stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

SALARY INVESTMENT OPTION GRANT PROGRAM

         The Compensation Committee has complete discretion in implementing the Salary Investment Option Grant Program for one or more calendar years and in selecting the executive officers and other eligible individuals who are to participate in the program for those years. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the Compensation Committee an irrevocable authorization directing us to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $5,000 nor more than $50,000 and to apply that amount to the acquisition of a special option grant under the program.

         Each selected individual who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that salary reduction is to be in effect.

         The number of shares subject to each such option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount by which the optionee's salary is to be reduced for the calendar year. In effect, the salary reduction serves as a immediate prepayment, as of the time of the option grant, of two thirds of the then current market price of the shares of common stock subject to the option.

         The option will become exercisable in a series of 12 equal monthly installments upon the optionee's completion of each month of service in the calendar year for which such salary reduction is in effect and will become immediately exercisable for all the option shares on an accelerated basis should we experience certain changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of service.

         We have not yet implemented the Salary Investment Option Grant Program.

STOCK ISSUANCE PROGRAM

         Shares of common stock will be issued under the Stock Issuance Program at a price per share equal to the fair market value of the shares on the issuance date unless otherwise determined by the Plan Administrator. Shares will be issued for such valid consideration as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

AUTOMATIC OPTION GRANT PROGRAM

         Under the Automatic Option Grant Program, eligible non-employee board members receive a series of option grants over their period of board service. Each non-employee board member will, at the time of his or her initial election or appointment to the Board of Directors, receive an option grant for 30,000 shares of common stock.

In addition, on the date of each annual stockholders' meeting, each individual who continues to serve as a non-employee board member will automatically be granted an option to purchase 5,000 shares of common stock provided such individual has served as a non-employee board member for at least six months. There will be no limit on the number of such 5,000-share option grants any one eligible non-employee board member may receive over his or her period of continued board service.

         Stockholder approval of this Proposal will also constitute pre-approval of each option granted under the Automatic Option Grant Program on or after the date of the Annual Stockholders Meeting and the subsequent exercise of that option in accordance with the terms of the program summarized below.

         Each automatic grant will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of board service. Each option will be immediately exercisable for the option shares; the shares acquired under the option will be subject to repurchase by us at the option exercise price paid per share, upon the optionee's cessation of board service prior to vesting in those shares. The shares subject to each initial 30,000-share automatic grant will vest in four successive equal annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date. The shares subject to each annual 5,000-share grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, each outstanding automatic option grant will automatically accelerate and become immediately exercisable for any or all of the option shares as fully-vested shares upon certain changes in control or ownership of the company or upon the optionee's death or disability while a board member. Following the optionee's cessation of board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of board service.

GENERAL PROVISIONS

         ACCELERATION

         In the event that we are acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program that is not to be assumed or replaced by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

         The Plan Administrator will have the authority under the Discretionary Option Grant Program to provide that those options will automatically vest in full (i) upon an acquisition of the company, whether or not those options are assumed or replaced, (ii) upon a hostile change in control of the company effected through a tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members, or (iii) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed 18 months) following an acquisition in which those options are assumed or replaced upon a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The options granted under the Salary Investment Option Grant Program and the Automatic Option Grant Program will automatically accelerate and become exercisable in full upon any acquisition or change in control transaction.

         The acceleration of vesting in the event of a change in the ownership or control of the company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the company.

         LIMITED STOCK APPRECIATION RIGHTS

         Each option granted under the Salary Investment Option Grant Program and the Automatic Option Grant Program will include a limited stock appreciation right so that upon the successful completion of a hostile tender offer for more than fifty percent (50%) of our outstanding voting securities or a change in a majority of the Board of Directors as a result of one or more contested elections for board membership, the option may be surrendered to us in return for a cash distribution from us. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option. In addition, the Plan Administrator may grant such rights to officers as part of their option grants under the Discretionary Option Grant Program.

         Stockholder approval of this Proposal will also constitute pre-approval of each limited stock appreciation right granted under the Salary Investment Option Grant Program and the Automatic Option Grant Program and the subsequent exercise of those rights in accordance with the foregoing terms.

         FINANCIAL ASSISTANCE

         The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable withholding taxes incurred in connection with the acquisition of those shares.

         SPECIAL TAX ELECTION

         The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the 2000 Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

         AMENDMENT AND TERMINATION

         The Board of Directors may amend or modify the 2000 Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board of Directors, the 2000 Plan will terminate on the earliest of (i) January 4, 2010, (ii) the date on which all shares available for issuance under the 2000 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the company.

STOCK AWARDS

         The table below shows, as to each of our executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and the various indicated individuals and groups, the number of shares of our common stock subject to options granted and stock directly issued under the 2000 Plan between the January 5, 2000 effective date of the 2000 Plan and January 31, 2001, together with the weighted-average exercise price payable per share in the case of options.

                     OPTION AND DIRECT ISSUANCE TRANSACTIONS

                                                                            WEIGHTED-
                                                                             AVERAGE
                                                               OPTIONS      EXERCISE
                                                               GRANTED      PRICE OF      SHARES      PRICE
                                                               (NUMBER       GRANTED     DIRECTLY      PER
NAME                    PRINCIPAL POSITION                   OF SHARES)      OPTIONS      ISSUED      SHARE
---------               ----------------                      ---------     --------      ------     -------
Navdeep S. Sooch        Chief Executive Officer and                --          --           --         --
                        Chairman of the Board

Gary R Gay              Vice President of Sales                  20,000      $48.88         --         --

John W. McGovern        Vice President/                          20,000       48.88         --         --
                        Chief Financial Officer

Bradley J. Fluke        Vice President/General Manager,          20,000       48.88         --         --
                        Wireline Products Division

Jonathan D. Ivester     Vice President of Operations             20,000       48.88         --         --

William P. Wood         Director                                 30,000       31.00         --         --

Harvey B. Cash          Director                                 30,000       31.00         --         --

William G. Bock         Director                                 37,500       27.80         --         --

All executive officers as a group (9 persons)                   134,000       45.15         --         --

All current non-employee directors as a group (3 persons)        97,500       29.77         --         --

All employees, including current officers who are not
executive officers, as a group (242 persons)                  1,926,150      $33.86      170,732     $.0001

FEDERAL INCOME TAX CONSEQUENCES

         OPTION GRANTS

         Options granted under the 2000 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

         INCENTIVE OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

         If the optionee makes a disqualifying disposition of the purchased shares, we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

         NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

         If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

         We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

         STOCK APPRECIATION RIGHTS

         No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution in the taxable year in which such ordinary income is recognized by the optionee.

         DIRECT STOCK ISSUANCES

         The tax principles applicable to direct stock issuances under the 2000 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         We anticipate that any compensation deemed paid by us in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible by us without limitation under Code Section 162(m).

ACCOUNTING TREATMENT

         Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

         Option grants or stock issuances made under the 2000 Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest. In addition, any options to employees which are re-priced will also trigger a direct charge to the our earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option and the date the option is exercised for those shares.

         Option grants made to consultants (but not non-employee board members) will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares.

         Should one or more individuals be granted tandem stock appreciation rights under the 2000 Plan, then such rights would result in a compensation expense to our reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

NEW PLAN BENEFITS

         As of January 31, 2001, no options have been granted, and no direct stock issuances have been made, on the basis of the share increases, which are the subject of this Proposal Two. At the 2001 Annual Meeting, each individual who will continue to serve as a non-employee board member will receive an option grant under the Automatic Option Grant Program to purchase 5,000 shares of our common stock at an exercise price per share equal to the fair market value per share of our common stock on the grant date.

STOCKHOLDER APPROVAL

         The affirmative vote of at least a majority of our outstanding shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on this Proposal is required for approval of the amendment to the 2000 Plan. Should such stockholder approval not be obtained, then the 1,500,000-share increase to the share reserve under the 2000 Plan will not be implemented and the three percentage point increase to the automatic share increase provision will not be implemented. The 2000 Plan will, however, continue in effect with the two percent (2%) annual automatic share increase as previously approved by the stockholders, and option grants and direct stock issuances may continue to be made under the 2000 Plan until all the shares available for issuance under the 2000 Plan has been issued pursuant to such option grants and direct stock issuances.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         OUR BOARD OF DIRECTORS DEEMS THIS PROPOSAL TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN.

         PROPOSAL THREE: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC
                                    AUDITORS

         Our Board of Directors has appointed the firm of Ernst & Young LLP, independent public auditors for the 2000 Fiscal Year and to serve in the same capacity for the fiscal year ending December 29, 2001. Ernst & Young LLP has audited our financial statements since our inception in 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         Audit fees billed to us by Ernst & Young LLP during our 2000 fiscal year for review of our annual financial statement and those financial statements included in our quarterly reports on Form 10-Q totaled $130,000. All other fees were $261,000, including audit related services of $198,000 and non-audit services of $63,000. Audit related services include fees for the initial public offering, business acquisitions and other SEC filings.

         Stockholder ratification of the selection of Ernst & Young LLP as our independent public auditors is not required by our bylaws or other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 29, 2001.


                                  OTHER MATTERS

         We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                             OWNERSHIP OF SECURITIES

         The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 31, 2001 by (i) all persons who are beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                                               PERCENTAGE
                                                                      SHARES                    OF SHARES
                                                                   BENEFICIALLY               BENEFICIALLY
                   BENEFICIAL OWNER(1)                                OWNED                      OWNED(2)
-----------------------------------------------------           ------------------              ---------
Navdeep S. Sooch(3)..................................                8,187,028                    17.0%

Jeffrey W. Scott ....................................                5,043,164                    10.5%

David R. Welland ....................................                6,633,464                    13.8%

Gary R. Gay(4).......................................                  240,200                      *

John W. McGovern(5)..................................                  383,472                      *

Bradley J. Fluke(5) .................................                  400,036                      *

Jonathan D. Ivester(5)...............................                  464,676                      *

William P. Wood(6)...................................               10,727,780                    22.2%

H. Berry Cash(7) ....................................                  548,791                     1.1%

William G. Bock(8) ..................................                   30,987                      *

Entities deemed to be affiliated with
Austin Ventures(9)
                    114 West Seventh Street, Suite 1300
                    Austin, Texas 78701..............               10,083,204                    20.9%
All directors and executive officers as a group
(12 persons)(10) ....................................               33,009,498                    68.0%

----------------------------------------------------------

*        Represents beneficial ownership of less than one percent.

(1) Unless otherwise indicated, the address for all officers and directors is 4635 Boston Lane, Austin, Texas 78735.

(2) Percentage of ownership is based on 48,240,730 shares of common stock outstanding on January 31, 2001. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after January 31, 2001 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(3) Includes 295,500 shares held in trust for the benefit of Mr. Sooch's children and 250,000 shares held in a family limited partnership. Mr. Sooch disclaims beneficial ownership of the 295,500 shares held in trust for the benefit of his children and the 250,000 shares held in a family limited partnership.

(4)      Includes 28,000 shares issuable upon exercise of stock options.

(5)      Includes 60,000 shares issuable upon exercise of stock options.

(6) Includes 3,393,302 shares indicated as owned by Mr. Wood due to his affiliation with funds affiliated with Austin Ventures. Mr. Wood is a general partner of AV Partners IV, L.P., the general partner of Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P. Mr. Wood disclaims beneficial ownership of the shares held by Austin Ventures IV-A, L.P., and Austin Ventures IV-B, L.P., except to the extent of his pecuniary interest in such shares arising from his general partnership interest in AV Partners IV, L.P. Mr. Wood is a special limited partner of AV Partners V, L.P., the general partner of Austin Ventures V, L.P. and Austin Ventures Affiliates Fund V, L.P., and as such does not have beneficial ownership of any of the 6,689,902 shares owned by Austin Ventures V, L.P. or Austin Ventures Affiliates Fund V, L.P. Mr. Wood's address is c/o Austin Ventures, 701

         Brazos Street, Suite 1400, Austin, Texas 78701. 614,576 shares indicated as owned by Mr. Wood are included due to his affiliation with Silverton Partners, L.P., of which Mr. Wood is the general partner. 30,000 shares issuable upon exercise of stock options are included because the options are immediately exercisable. These options vest in four equal installments upon each anniversary of March 23, 2000 and are subject to our right to repurchase if Mr. Wood leaves our service.

(7) Includes 129,346 shares held in two trusts for the benefit of Mr. Cash's grandchildren. Mr. Cash disclaims beneficial ownership of the 129,346 shares held in the trusts for the benefit of his grandchildren.

(8)      Includes 30,375 shares issuable upon exercise of stock options.

(9)      Includes:

         o        1,095,324 shares held by Austin Ventures IV-A, L.P.

         o        2,297,978 shares held by Austin Ventures IV-B, L.P.

         o        6,371,334 shares held by Austin Ventures V, L.P.

         o        318,568 shares held by Austin Ventures V Affiliates Fund, L.P.

         These Partnerships may be deemed to beneficially own each other's shares because the general partners of each partnership are affiliated. Each partnership, however, disclaims beneficial ownership of the other's shares.

(10)     Includes 298,875 shares issuable upon exercise of stock options.

                              CERTAIN TRANSACTIONS

         REGISTRATION RIGHTS. According to the terms of the investors' rights agreement among us, investors who purchased shares of our preferred stock and Messrs. Sooch, Scott, Welland and McGovern, at any time after March 21, 2002, investors in our preferred stock holding an aggregate of at least two-thirds of the shares of common stock issued upon conversion of the preferred stock will be entitled to demand that we file a registration statement with respect to the registration of their shares under the Securities Act of 1933, provided that those investors request that such registration statement register the resale of at least half of the outstanding shares held by them. We are not required to effect more than two such registrations or more than one such registration during any 365 day period.

         In addition, certain holders of shares of our common stock, including Messrs. Sooch, Scott, Welland, McGovern, Cash, Silverton Partners and entities affiliated with Austin Ventures and other stockholders and warrant holders, have piggyback registration rights with respect to the future registration of shares of our common stock under the Securities Act. If we propose to register any shares of our common stock under the Securities Act, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares in the registration.

         At any time after we become eligible to file a registration statement on Form S-3, holders of registration rights may require us to file up to three registration statements on Form S-3 under the Securities Act with respect to their shares of common stock.

         These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors' rights agreement, except underwriting discounts and commissions. The investors' rights agreement also contains our commitment to indemnify holders of registration rights for certain losses they may incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act.

         LOANS TO EXECUTIVE OFFICERS. In June 1998, we loaned $56,500 to Edmund
G. Healy, Vice President/General Manager Wireless Products Division, to allow him to purchase shares of our common stock. Mr. Healy delivered a full-recourse promissory note to us with respect to his loan and the promissory note is secured by the purchased shares and accrues interest at a rate of 5.69% per annum, compounded semi-annually. As of January 31, 2001, the aggregate indebtedness under such note was $64,894, which was the largest aggregate amount of indebtedness that was outstanding under the note through such date. This promissory note becomes due in June 2003.

         In April 1999, we loaned $150,000 to James W. Templeton, Vice President/General Manager Optical Networking Division, to allow him to purchase shares of our common stock. Mr. Templeton delivered a full-recourse promissory note to us with respect to his loan and the promissory note is secured by the purchased shares and accrues interest at a rate of 5.21% per annum, compounded semi-annually. As of January 31, 2001, the aggregate indebtedness under such note was $165,433, which was the largest aggregate amount of indebtedness that was outstanding under the note through such date. This promissory note becomes due in April 2004.

         STOCK OPTIONS GRANTED TO DIRECTORS AND EXECUTIVE OFFICERS. For more information regarding the grant of stock options to executive officers and directors, please see Director Compensation and Indemnification Arrangements" above and Option Grants in Fiscal 2000" below.

         INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors' and officers' liability insurance. In addition, the our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

                             AUDIT COMMITTEE REPORT

         The Audit Committee reports as follows with respect to the audit of our fiscal 2000 audited consolidated financial statements.

         Management is responsible for the company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

         In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The company's independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm's independence. The Audit Committee reviewed non-audit services provided by its independent auditors for the last fiscal year, and determined that those services did not impair the auditors' independence.

         Based upon the Committee's discussion with management and the independent auditors and the Committee's review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the company's Annual Report on Form 10-K for the year ended December 30, 2000 filed with the Securities and Exchange Commission.

         Submitted by the Audit Committee of the Board of Directors:

                                                                 William P. Wood
                                                                 H. Berry Cash
                                                                 William G. Bock

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is information regarding the executive officers and directors of Silicon Laboratories as of January 31, 2001.


NAME                                              AGE   POSITION
------                                           ----   -------
Navdeep S. Sooch ..............................   38    Chief Executive Officer and Chairman of the Board

Jeffrey W. Scott...............................   39    Vice President of Engineering and Director

David R. Welland ..............................   45    Vice President of Technology and Director

Gary R. Gay....................................   50    Vice President of Sales

John W. McGovern ..............................   45    Vice President /Chief Financial Officer

Bradley J. Fluke ..............................   39    Vice President/General Manager, Wireline Products Division

Jonathan D. Ivester............................   45    Vice President of Operations

Edmund G. Healy................................   46    Vice President/General Manager, Wireless Products Division

James W. Templeton ............................   38    Vice President/General Manager, Optical Networking Division

William P. Wood ...............................   45    Director

H. Berry Cash .................................   62    Director

William G. Bock ...............................   50    Director




Navdeep S. Sooch ......... co-founded Silicon Laboratories in August 1996 and has served as our Chief Executive Officer and Chairman of the Board since our inception. From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs, a communications company. Mr. Sooch holds a B.S. in electrical engineering from the University of Michigan and a M.S. in electrical engineering from Stanford University.

Jeffrey W. Scott ......... co-founded Silicon Laboratories in August 1996 and has served as our Vice President of Engineering and as a director since our inception. From October 1989 until founding Silicon Laboratories, Mr. Scott held various positions at Crystal Semiconductor/Cirrus Logic, including Vice President of Engineering (Computer Products), Design Manager and Design Engineer. From 1985 until 1989, Mr. Scott served as a Design Engineer with AT&T Bell Labs. Mr. Scott holds a B.S. in electrical engineering from Lehigh University and a M.S. in electrical engineering from the Massachusetts Institute of Technology.

David R. Welland ........ co-founded Silicon Laboratories in August 1996 and has served as our Vice President of Technology and as a director since our inception. From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, including Senior Design Engineer. Mr. Welland holds a B.S. in electrical engineering from the Massachusetts Institute of Technology.

Gary R. Gay .............. joined Silicon Laboratories in October 1997 as our
                           Vice President of Sales. Previously, Mr. Gay was with Crystal Semiconductor/Cirrus Logic from 1985 to September 1997 where he most recently served as Vice President of North American Sales. From 1979 to 1985, Mr. Gay was International Sales Manager and Asia Pacific Sales Manager with Burr-Brown Corporation, a designer and manufacturer of semiconductor components. Mr. Gay holds a B.S. in electrical engineering from the Rochester Institute of Technology.

John W. McGovern ......... joined Silicon Laboratories in December 1996 as our
                           Vice President and Chief Financial Officer. From February 1985 to September 1996, Mr. McGovern held various positions at Crystal Semiconductor/Cirrus Logic including Vice President of Finance and Division Controller. Mr. McGovern holds a B.B.A. in accounting from the University of Texas and is a licensed Certified Public Accountant.

Bradley J. Fluke ......... has served as our Vice President and General Manager of our Wireline Products Division Since January 1999 and as our Vice President of Marketing from April 1997 to December 1998. Previously, he served as the Director of Marketing of the Computer Products Division of Crystal Semiconductor/Cirrus Logic from June 1990 to April 1997. From 1984 to 1990, Mr. Fluke held various marketing positions in the Data Converter Group for Analog Devices, a designer and manufacturer of integrated circuits. Mr. Fluke holds a B.S. in electrical engineering from Rochester Institute of Technology.

Jonathan D. Ivester ...... joined Silicon Laboratories in September 1997 as Vice
                           President of Manufacturing. From May 1984 to
                           September 1997, Mr. Ivester was with Applied
                           Materials and served as Director of Manufacturing and Director of U.S. Procurement in addition to various engineering management positions. Mr. Ivester was a scientist at Bechtel Corporation, an engineering and construction company, from 1980 to 1982 and at Abcor, Inc., an ultrafication company and subsidiary of Koch Industries, from 1978 to 1980. Mr Ivester holds a B.S. in chemistry from the Massachusetts Institute of Technology and a M.B.A. from Stanford University.

Edmund G. Healy .......... has served as Vice President and General Manager of our Wireless Products Division since June 1998. From September 1992 to June 1998, Mr. Healy worked as General Manager of the Magnetic Storage Division at Crystal Semiconductor/Cirrus Logic. Mr. Healy held various Senior Marketing and Product Planning positions for Zilog, a designer and manufacturer of application specific standard products, and GEC Plessey Semiconductor, from 1987 to 1992. From 1983 to 1987, Mr. Healy was an Assistant Professor of Electrical Engineering at the United States Military Academy after serving as an Infantry Officer from 1976 to 1981. Mr. Healy holds a B.S. in electrical engineering from the United States Military Academy, a M.S. in electrical engineering from Georgia Institute of Technology and a M.S. in management from Stanford University.

James W. Templeton ....... has served as Vice President and General Manager of our Optical Networking Division since April 1999. Mr. Templeton was with Motorola from 1994 to 1999, where he served as Product Line Manager for the Occupant Safety Operation and Marketing Manager for the Sensor Products Division. From 1985 to 1994, Mr. Templeton held various engineering and engineering management positions with Analog Devices, a designer and manufacturer of integrated circuits. Mr. Templeton holds a B.S. in electrical engineering from the Rochester Institute of Technology and a M.S. in electrical engineering from the University of Massachusetts.

For information on the directors, see Proposal One.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table provides certain summary information concerning the compensation earned, by our Chief Executive Officer and each of the four other most highly compensated executive officers whose salary and bonus for fiscal 2000 was in excess of $100,000, for services rendered in all capacities to us and our subsidiaries for the fiscal year ended December 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                               ANNUAL COMPENSATION                 COMPENSATION
                                                  ---------------------------------------------   --------------
                                                                                       OTHER
                                                                                      ANNUAL         SECURITIES
NAME AND                                                                             COMPENSA-       UNDERLYING
PRINCIPAL POSITION                               YEAR    SALARY ($)    BONUS ($)    TION ($)(1)      OPTIONS (#)
-----------------                                -----    ---------    ---------     --------      --------------
Navdeep S. Sooch............................     2000     $243,846      $33,995       $1,500             --
Chief Executive                                  1999      170,000       43,932         --               --
Officer and Chairman
of the Board

Gary R. Gay.................................     2000      159,231       70,806        1,500           20,000
Vice President of Sales                          1999      150,000       46,019         --             20,000

John W. McGovern ...........................     2000      157,692      59,291         1,500           20,000
Vice President /                                 1999      130,000      26,780          --             18,000
Chief Financial Officer

Bradley J. Fluke ...........................     2000      158,462      49,968         1,500           20,000
Vice President/General                           1999      140,000      29,000         --              18,000
Manager, Wireline
Products Division

Jonathan D. Ivester ........................     2000      140,962      49,611         1,500           20,000
Vice President of                                1999      130,000      26,590         --              18,000
Operations

--------------------

(1) "Other Annual Compensation" represents contributions made by the Company to match the first $1,500 of contributions made by the named executive officer to his 401(k) plan.

STOCK OPTIONS

         The following table contains information concerning the stock options granted to our executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement during the 2000 fiscal year. All the grants were made under our 2000 Stock Incentive Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                Individual Grants

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                         NUMBER OF   % OF TOTAL                                            ANNUAL RATES OF STOCK
                        SECURITIES     OPTIONS      EXERCISE      MARKET                    PRICE APPRECIATION
                        UNDERLYING   GRANTED TO      OR BASE     PRICE ON                   FOR OPTION TERM(1)
                          OPTIONS   EMPLOYEES IN      PRICE       DATE OF     EXPIRATION -------------------------
NAME                   GRANTED (#)  FISCAL YEAR     ($/SH)(2)      GRANT         DATE       5% ($)      10% ($)
------                   ---------   ----------    -------------------------  ----------- ----------- -----------
Navdeep S. Sooch            --           --            --           --            --          --          --


Gary R. Gay               20,000       0.93%         $48.88       $48.88      09/19/2010   $614,644   $1,557,783


John W. McGovern          20,000       0.93%          48.88        48.88      09/19/2010   614,644     1,557,783


Bradley J. Fluke          20,000       0.93%          48.88        48.88      09/19/2010   614,644     1,557,783


Jonathan D. Ivester       20,000       0.93%          48.88        48.88      09/19/2010   614,644     1,557,783

-----------------

(1) There can be no assurance provided to any executive officer or other holder of our securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from those option grants which were made to our executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement with an exercise price equal to the fair market value of the option shares on the grant date.

(2) The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation Committee may also assist an optionee in the exercise of an option by (i) authorizing a loan from us in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise or (ii) permitting the optionee to pay the option price in installments over a period of years upon terms established by the Compensation Committee. Outstanding options will become exercisable on an accelerated basis if we are acquired and (i) such options are not assumed or (ii) upon termination under certain circumstances within 18 months following an acquisition.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table provides information, with respect to our executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement, concerning the exercise of options during the 2000 fiscal year and unexercised options held by them at of the end of that fiscal year.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED      IN-THE- MONEY OPTIONS AT
                                  SHARES                OPTIONS AT FISCAL YEAR-END (#)   FISCAL YEAR-END ($)(1)
                                ACQUIRED ON     VALUE  ------------------------------- -------------------------
NAME                           EXERCISE (#) REALIZED ($) EXERCISABLE     UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------                           ---------  ------------- ----------     ------------  -----------  -----------


Navdeep S. Sooch                    --           --           --              --           --           --

Gary R. Gay                         --           --         28,000          20,000      $367,640        --

John W. McGovern                    --           --         60,000          20,000       820,800        --

Bradley J. Fluke                    --           --         60,000          20,000       820,800        --

Jonathan D. Ivester                 --           --         60,000          20,000       820,800        --

-----------------

(1) Based upon the market price of $14.38 per share, determined on the basis of the closing selling price per share of our common stock on the Nasdaq National Market on the last day of the 2000 fiscal year, less the option exercise price payable per share.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

         The Compensation Committee of the Board of Directors, as Plan Administrator of the 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of our common stock subject to any outstanding options held by any executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of us or the subsequent termination of the officer's employment following the change in control event.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee serves or has previously served as one of our officers or employees.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         It is the duty of the Compensation Committee to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to our executive officers under our 2000 Stock Incentive Plan.

         The Compensation Committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to such individuals.

         GENERAL COMPENSATION POLICY. The Compensation Committee's policy is to provide our executive officers with compensation opportunities which are based upon their personal performance, our financial performance and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) variable performance awards payable in cash and tied to our achievement of financial performance goals and individual accomplishments and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and our stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon our financial performance and stock price appreciation rather than base salary.

         COMPANY FOUNDERS CONSIDERATION. The existing common stock holdings of the three company founders, Navdeep S. Sooch, Jeffrey W. Scott and David R. Welland, were a key consideration in determining the compensation package for these three officers during the 2000 fiscal year. The three founders, with the concurrence of the Compensation Committee, received salaries that could be considered lower than for similar positions in comparable companies. The founders received no stock option or stock appreciation rights during the year 2000. The founders received variable performance awards at levels less than in fiscal year 1999 and generally less than variable performance awards granted to other company officers. The Compensation Committee applied considerable discretion to arrive at these compensation packages for fiscal year 2000 and would anticipate that future compensation plans would place less reliance on the existing stock holdings of the three founders and more on financial performance, personal performance and competitive analysis of executive compensation. The Compensation Committee expects the overall compensation packages to increase in future years for these three positions subject to business conditions, financial performance and personal performance.

         FACTORS. The principal factors that were taken into account in establishing each executive officer's compensation package for the 2000 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

         BASE SALARY. In setting base salaries, the Compensation Committee reviewed published compensation survey data for its industry. The Committee also identified a group of companies for comparative compensation purposes for which it reviewed detailed compensation data incorporated into their proxy statements. This group was comprised of approximately eight companies. Except for company founder consideration in fiscal year 2000, the base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is evaluated approximately annually, subject to business conditions, on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and
(ii) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

         VARIABLE PERFORMANCE AWARDS The variable performance awards have typically been paid in cash quarterly payments based on the preceding quarterly results. These payments, when the criteria are satisfied, are paid out shortly after the release of the quarterly financial results. The cash awards are tied to a blend of overall company financial performance metrics, individual financial metrics driven by the performance of new product revenues and company-wide sequential earnings growth. A personalized plan is styled for each executive officer based on the metrics that best reflect their impact over the four quarters of the year. Typically, the Compensation Committee reviews the plans in conjunction with the fiscal year operating plan discussions. In addition to these metric driven award calculations, the Chief Executive Officer may cancel or decrease a plan payout at his sole discretion for any or all executive officers. The Company founders have elected in certain quarters to forego payments under this program (see Company Founders Considerations).

         The company maintains for non-officer employees a variable cash compensation plan that is typically paid quarterly to eligible individuals based on the overall Company financial performance. The chief executive officer selects the quarterly payment amount, which typically has been in the 10% range of base salary for most employees.

         LONG TERM INCENTIVES. Generally, stock option grants are made from time-to-time by the Compensation Committee to each of the company's executive officers except for the company founders in fiscal 2000 as discussed in the Company Founders Consideration section. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a multi-year period, contingent upon the officer's continued employment with the company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the company during the vesting period, and then only if the market price of the shares appreciates over the option term.

         The size of the option grant to executive officers, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

         CEO COMPENSATION. In setting the total compensation payable to the company's Chief Executive Officer for the 2000 fiscal year, the Compensation Committee considered that compensation competitive with the compensation paid to the chief executive officers of the companies in the surveyed group. The performance incentive already provided by the existing common stock holdings of the Chief Executive Officer was given considerable weight. Please see Company Founders Consideration for further discussion.

         Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the company's executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the company's executive officers for fiscal 2001 will exceed that limit. The company's 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

         It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the company's performance and the interests of the company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

         Submitted by the Compensation Committee of the Board of Directors:

                                                                 William P. Wood
                                                                 H. Berry Cash
                                                                 William G. Bock

STOCK PERFORMANCE GRAPH

         The graph depicted below shows a comparison of cumulative total stockholder returns for an investment in Silicon Laboratories Inc. common stock, the NASDAQ National Market and the NASDAQ Electronics Components Index.


                 COMPARISON OF 9 MONTH CUMULATIVE TOTAL RETURN*
                        AMONG SILICON LABORATORIES, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENTS INDEX


  [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL]


                                    3/24/00    12/30/00
                                    -------    --------
SILICON LABORATORIES INC.             100         46
NASDAQ STOCK MARKET (U.S.)            100         53
NASDAQ ELECTRONIC COMPONENTS          100         81


                           *$100 INVESTED ON 3/24/00 IN STOCK OR INDEX -
                             INCLUDING REINVESTMENT OF DIVIDENDS.
                             FISCAL YEAR ENDING DECEMBER 30.

(1) The graph covers the period from March 24, 2000, the commencement of our initial public offering of shares of our common stock to December 30, 2000.

(2) The graph assumes that $100 was invested in our common stock on March 24, 2000 at our initial public offering price of $31.00 per share and in each index at the market close on March 24, 2000, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph, the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their 2000 Fiscal Year transactions in the common stock and their common stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2000 Fiscal Year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

ANNUAL REPORT

         A copy of the annual report for the 2000 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

         We filed an annual report on Form 10-K with the Securities and Exchange Commission on January 22, 2001. Stockholders may obtain a copy of this report, without charge, by writing to our Chief Financial Officer, at our principal executive offices located at 4635 Boston Lane, Austin, Texas 78735.

                             THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated: March 21, 2001

                                                                      Appendix A


                             AUDIT COMMITTEE CHARTER

I.       PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls that management and the Board of Directors have established, and the Company's audit and financial reporting process.

         The independent auditors' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent auditors.

         The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.      COMPOSITION

         The Audit Committee shall be comprised of three or more independent directors.

         All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III.     MEETINGS

         The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV.      RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Audit Committee shall:

         1. Review this Charter at least annually and recommend any changes to the Board.

         2. Review the Company's annual financial statements and approve their inclusion in the filing of the Form 10-K. Also, review any other relevant reports or other financial information.

         3. Review the regular internal financial reports prepared by management and any internal auditing department.

         4. Recommend to the Board of Directors the selection of the independent auditors and approve the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee shall obtain a formal written statement from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard 1, and shall review and discuss with the auditors all significant relationships the auditors have with the Company to determine the auditors' independence.

         5. Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

         6. Following completion of the annual audit, review separately with the independent auditors, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

         7. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                      A-1